[PLATO LEARNING LOGO]

_______________________________________________________For Immediate Release

Contact:	John Murray, President & CEO Greg Melsen, CFO Steve Schuster, VP & Treasurer 952.832.1000

PLATO Learning, Inc. Reports
Third Quarter Fiscal Year 2003 Results

Revenues Grow 21.4%

MINNEAPOLIS, MN — September 3, 2003 — PLATO Learning, Inc. (NASDAQ: TUTR), a leading provider of K-Adult computer-based and e-learning solutions, today announced revenues for its third quarter ended July 31, 2003 totaling $23.8 million, a $4.2 million or a 21.4% increase versus the $19.6 million reported for the comparable period of fiscal 2002. The net earnings for the third quarter of 2003 were $285,000, or $0.02 per diluted share as compared to a net loss of $200,000 or $0.01 per diluted share, for the same period of 2002. Earnings before income taxes were $1.9 million for the third quarter of 2003 as compared to a loss before income tax benefit of $550,000 in the third quarter of 2002. Due to losses in the U.K. and application of interim period income tax accounting standards, our effective tax rate in third quarter was an abnormally high 85%. Our effective tax rate in the fourth quarter is expected to be significantly lower and is not expected to have an adverse impact on fourth quarter earnings.

Revenues for the nine months ended July 31, 2003 totaled $54.7 million, a $3.8 million or a 7.6% increase over the comparable period of fiscal year 2002. Our 2002 strategic acquisitions accounted for approximately 50% of this growth. The net loss for the first three quarters of fiscal year 2003 was $4.9 million or $0.30 per diluted share compared to a loss of $1.3 million, or $0.08 per diluted share for the same period of fiscal year 2002. As previously announced, the strategic NetSchools acquisition had a planned dilutive effect on the company’s operating results during the first half of its fiscal year 2003.

John Murray, President and Chief Executive Officer, said, “Our key financial metrics showed solid improvement this quarter. Our revenue growth was propelled by a steadily improving federal funding situation and our ability to consummate deals of significant size. This revenue growth was accompanied by a 70% increase in deferred revenues at July 31, 2003 as compared to a year ago as we continue to adapt our core business to include more subscription and services revenues.”

Mr. Murray added, “Our improved profitability shows the power of our business model. While revenues grew 21% this quarter as compared to the third quarter of last year, our total operating expenses increased only 3%. Sequentially, revenues were $6.3 million or 36% higher in the third quarter while third quarter operating expenses, excluding severance charges, increased only $522,000 or 3% versus the prior quarter.”

Mr. Murray continued, “While there has been improvement in the flow of federal funds to education and better understanding by educators regarding how to access these funds, the severity of state budget deficits remains a concern. Despite these challenges we are seeing increasing interest in our entire suite of products and services and customers committing to long-term relationships with PLATO Learning. Most notably, through a combination of our core and acquired products and services, specifically NetSchools’ Orion platform, we are gaining more visibility to multi-million dollar opportunities. We remain excited about our strategic direction and competitive advantages and expect to see continued revenue growth and improving profitability in future quarters.”

PLATO Learning Inc.
10801 Nesbitt Avenue South, Bloomington, Minnesota 55437
www.plato.com

Mr. Murray highlighted additional key financial information:

•	Subscription based orders in Q3 2003 totaled $2.5 million as compared to $1.8 million in the third quarter of last fiscal year.
•	Deferred revenue was $25.1 million at July 31, 2003 versus $14.7 million at July 31, 2002 and $19.5 million at April 30, 2003.

The Company’s balance sheet remains strong:

•	Cash was $26.9 million at July 31, 2003, with no bank borrowings outstanding.
•	Stockholders’ equity was $106.6 million at July 31, 2003.

Quarterly Conference Call
A conference call to discuss this announcement is scheduled for today at 3:45 PM (CDT). The dial-in number for this call is 1-877-775-1746. Please call about ten minutes prior and inform the operator you are participating in PLATO Learning, Inc.’s call. Should you be unable to attend the live conference call, a recording will be available to you from 6:00 p.m. on September 3, 2003 through midnight September 10, 2003. To access the recording call: 1-800-642-1687. At the prompt, enter pass code number 1802400.

About PLATO Learning
PLATO Learning, Inc. is a leading provider of computer-based and e-learning instruction for Kindergarten through adult learners, offering curricula in reading, writing, math, science, social studies, and life and job skills. The company also offers innovative online assessment and accountability solutions and standards-based professional development services. With over 4,000 hours of objective-based, problem-solving courseware, plus assessment, alignment and curriculum management tools, we create standards-based curricula that facilitate learning and school improvement.

With trailing 12-month revenues of about $78 million, PLATO Learning, Inc. is a publicly held company traded as TUTR on the NASDAQ-NMS. PLATO® Learning educational software is marketed to K-12 schools, colleges, job training programs, correctional institutions, military education programs, corporations and individuals and delivered via networks, CD-ROM, the Internet and private intranets. It is available for immediate purchase and electronic download on the Company’s Web site.

PLATO Learning is headquartered at 10801 Nesbitt Avenue South, Bloomington, Minnesota 55437, (952) 832-1000 or (800) 869-2000. The Company has domestic offices throughout the United States and international offices in the United Kingdom and Canada. International distributors are located in Puerto Rico, Singapore, South Africa and the United Arab Emirates. The Company’s Web address is http://www.plato.com.

This announcement includes forward-looking statements. PLATO Learning has based these forward-looking statements on its current expectations and projections about future events. Although PLATO Learning believes that its assumptions made in connection with the forward-looking statements are reasonable, no assurances can be given that its assumptions and expectations will prove to have been correct. These forward-looking statements are subject to various risks, uncertainties and assumptions. PLATO Learning undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward looking statements made are subject to the risks and uncertainties as those described in the Company’s Annual Report on Form 10-K for the year ended October 31, 2002. Actual results may differ materially from anticipated results.

® PLATO is a registered trademark of PLATO Learning, Inc.

PLATO Learning Inc.
10801 Nesbitt Avenue South, Bloomington, Minnesota 55437
www.plato.com

PLATO Learning, Inc. and Subsidiaries
Consolidated Statements of Operations
(Unaudited, in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	July 31,		July 31,

	2003	2002	2003	2002

Revenues:
License fees	$18,106	$15,509	$38,694	$39,509
Services	3,918	2,880	11,597	8,067
Other	1,769	1,217	4,426	3,289

Total revenues	23,793	19,606	54,717	50,865

Cost of revenues:
License fees	1,196	854	2,603	2,637
Services	533	481	1,908	1,058
Other	1,649	954	3,951	2,717

Total cost of revenues	3,378	2,289	8,462	6,412

Gross profit	20,415	17,317	46,255	44,453

Operating expenses:
Sales and marketing	11,364	10,281	33,008	29,175
General and administrative	2,950	3,091	8,754	7,673
Product development and customer support	3,379	3,899	9,713	9,257
Amortization of intangibles	450	343	1,270	705
Restructuring charge	422	—	802	—
Purchased in-process research and development	—	360	—	360

Total operating expenses	18,565	17,974	53,547	47,170

Operating earnings (loss)	1,850	(657)	(7,292)	(2,717)
Interest income	83	171	295	728
Interest expense	(34)	(34)	(88)	(107)
Other expense, net	(14)	(30)	(43)	(139)

Earnings (loss) before income taxes	1,885	(550)	(7,128)	(2,235)
Income tax expense (benefit)	1,600	(350)	(2,185)	(975)

Net earnings (loss)	$285	$(200)	$(4,943)	$(1,260)

Earnings (loss) per share:
Basic and diluted	$0.02	$(0.01)	$(0.30)	$(0.08)

Weighted average common shares outstanding:
Basic	16,363	16,676	16,558	16,512

Diluted	16,420	16,676	16,558	16,512

PLATO Learning, Inc. and Subsidiaries
Consolidated Balance Sheets
(In thousands, except per share amounts)

	July 31,	October 31,
	2003	2002

	(Unaudited)	(See Note)
Assets
Current assets:
Cash and cash equivalents	$26,916	$30,390
Accounts receivable, net	33,613	33,034
Prepaid expenses and other current assets	4,392	4,870
Deferred income taxes	5,523	3,338

Total current assets	70,444	71,632
Equipment and leasehold improvements, net of accumulated depreciation and amortization of $7,064 and $5,437, respectively	5,068	5,210
Product development costs, net of accumulated amortization of $10,295 and $6,083, respectively	14,252	13,545
Deferred income taxes	11	11
Goodwill	39,201	38,331
Identified intangible assets, net	13,879	15,374
Other assets	1,669	1,552

Total assets	$144,524	$145,655

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,227	$888
Accrued employee salaries and benefits	6,905	6,979
Accrued liabilities	3,378	4,786
Deferred revenue	20,263	14,891

Total current liabilities	32,773	27,544
Deferred revenue	4,801	3,946
Other liabilities	377	582

Total liabilities	37,951	32,072

Stockholders’ equity:
Common stock, $.01 par value, 50,000 shares authorized; 18,089 shares issued and 16,365 shares outstanding at July 31, 2003; 18,078 shares issued and 16,812 shares outstanding at October 31, 2002	164	168
Paid in capital	129,853	129,802
Treasury stock at cost, 1,724 and 1,266 shares, respectively	(18,401)	(16,244)
Retained earnings (accumulated deficit)	(4,298)	645
Accumulated other comprehensive loss	(745)	(788)

Total stockholders’ equity	106,573	113,583

Total liabilities and stockholders’ equity	$144,524	$145,655

Note: The balance sheet at October 31, 2002 has been derived from our audited financial statements at that date.

PLATO Learning, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited, in thousands)

	Nine Months Ended
	July 31,

	2003	2002

Operating activities:
Net loss	$(4,943)	$(1,260)

Adjustments to reconcile net loss to net cash provided by operating activities:
Deferred income taxes	(2,185)	(975)
Amortization of capitalized product development costs	4,202	3,006
Amortization of identified intangible assets	1,495	930
Depreciation of equipment and leasehold improvements	1,635	1,183
Provision for doubtful accounts	1,607	1,501
Purchased in-process research and development	—	360
Stock-based compensation	—	45
Loss on disposal of equipment	59	100
Changes in assets and liabilities, net of effects of acquisitions:
Accounts receivable	(2,220)	(2,655)
Prepaid expenses and other current and noncurrent assets	395	58
Accounts payable	1,339	(2,578)
Accrued liabilities, accrued employee salaries and benefits and other liabilities	(1,484)	109
Deferred revenue	5,350	624

Total adjustments	10,193	1,708

Net cash provided by operating activities	5,250	448

Investing activities:
Capitalization of product development costs	(4,893)	(5,014)
Capital expenditures	(1,542)	(2,592)
Acquisitions, net of cash acquired $153 in 2002	—	(9,310)

Net cash used in investing activities	(6,435)	(16,916)

Financing activities:
Repurchase of common stock	(2,161)	(11,089)
Net proceeds from issuance of common stock	51	1,277
Repayments of capital lease obligations	(196)	(233)
Repayments of bank debt	—	(2,366)

Net cash used in financing activities	(2,306)	(12,411)

Effect of foreign currency on cash	17	138

Net decrease in cash and cash equivalents	(3,474)	(28,741)
Cash and cash equivalents at beginning of period	30,390	61,568

Cash and cash equivalents at end of period	$26,916	$32,827